Exhibit 10.13
EXECUTION COPY
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into as of December 23, 2008 by and between SCOTT LAPORTA (“Mr. LaPorta”), residing at 308 Laurel St., San Francisco, CA, 94118, on the one hand, and GLOBAL CONSUMER ACQUISITION CORP. (“GCAC”), located at 1370 Avenue of the Americas, 28th Floor, New York, NY 10019, on the other hand (collectively, the “Parties”).
RECITALS:
WHEREAS, Mr. LaPorta, through his counsel, provided GCAC, through its counsel, two letters letter dated August 1, 2008 and a letter dated August 8, 2008, regarding his employment at GCAC and raising various claims (the “LaPorta Letters”);
WHEREAS, GCAC and Mr. LaPorta wish to settle and resolve the disputes and potential differences between GCAC and its affiliates, on the one hand, and Mr. LaPorta, on the other hand, including, without limitation, disputes or potential differences that arise out of or relate to Mr. LaPorta’s employment or termination of employment with GCAC, the LaPorta Letters, and the terms of Mr. LaPorta’s employment term sheet with GCAC dated October 1, 2007, including the cover letter thereto signed by Mr. LaPorta, GCAC and, as to the “option grant,” Hayground Cove Asset Management LLC (“HCAM”) (collectively, the “GCAC Employment Agreement”); and
WHEREAS, as a material condition to the Parties entering into this Agreement, Mr. LaPorta and HCAM will enter into a separate Settlement Agreement and Mutual Release on or before the Effective Date (the “HCAM Settlement Agreement”).
     NOW, THEREFORE, based on the foregoing and in consideration for the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, and each of them, agree to the following, except as otherwise expressly set forth herein:
     1. Termination of Employment; Payments.
     (a) GCAC hereby confirms the termination of Mr. LaPorta without cause from his position as Chief Executive Officer of GCAC, and Mr. LaPorta hereby resigns as a member of the Board of Directors of GCAC (the “Board”) effective as of date of this Agreement, and GCAC hereby accepts Mr. LaPorta’s resignation from the Board effective as of the date of this Agreement. As of the date of this Agreement, Mr. LaPorta shall not hold any position with GCAC whether as an employee or member of the Board, or otherwise, and shall not represent himself as being affiliated with GCAC in any way.
     (b) GCAC shall pay to Mr. LaPorta a severance payment in the sum of Two Hundred Forty-Seven Thousand Nine Hundred Seventeen Dollars ($247,917), less applicable taxes, standard withholdings and authorized deductions, within five (5) business days after the Effective Date (as defined in Section 6 below), which amount Mr. LaPorta acknowledges and agrees constitutes the full amount of any cash payments due to Mr. LaPorta under the GCAC

Employment Agreement or otherwise from GCAC. The aforesaid amount shall be paid to Mr. LaPorta via a wire transfer pursuant to the instructions in Exhibit A attached hereto.
     (c) GCAC agrees and acknowledges that: (i) Mr. LaPorta irrevocably and unconditionally retains his option to purchase 495,000 shares of GCAC common stock from HCAM at an exercise price of $.001 per share (the “GCAC Option”) under the terms of the GCAC Employment Agreement (as modified herein) and his termination under the terms of this Agreement shall not constitute a forfeiture of any part of such option; (ii) Mr. LaPorta shall be deemed to be fully vested in the GCAC Option as of the Effective Date; provided, however, that Mr. LaPorta shall not be entitled to exercise all or any portion of the GCAC Option until six (6) months following the closing date of a Business Combination (as defined in GCAC’s Amended and Restated Certificate of Incorporation) (the “Exercise Date”); and (iii) Mr. LaPorta shall have the right to exercise the GCAC Option at any time on or after the Exercise Date.
     (d) GCAC agrees and acknowledges that: (i) Mr. LaPorta irrevocably and unconditionally retains all rights and title to the 25,000 GCAC founder shares (the “Director Shares”) he received in connection with his service on the Board under the GCAC Employment Agreement and GCAC hereby irrevocably and unconditionally relinquishes any and all rights under the GCAC Employment Agreement or otherwise to redeem or repurchase the Director Shares; (ii) Mr. LaPorta irrevocably and unconditionally retains all rights and title to the 1,000,000 warrants for GCAC stock (the “GCAC Warrants”) he purchased and GCAC hereby irrevocably and unconditionally relinquishes any and all rights under the GCAC Employment Agreement or otherwise to redeem or repurchase the GCAC Warrants; and (iii) GCAC shall deliver the Director Shares to Mr. LaPorta within five (5) business days after the Effective Date.
     (e) Mr. LaPorta acknowledges the terms of the Letter Agreement, dated October 3, 2007, between HCAM and GCAC (the “Lock-Up Agreement”), and further acknowledges that, notwithstanding the provisions of this Agreement, the GCAC Option, the shares of GCAC stock that Mr. LaPorta may acquire upon exercise of the GCAC Option and the Director Shares and the GCAC Warrants will be subject to the terms of the Lock-Up Agreement.
     (f) GCAC shall maintain directors and officers’ liability insurance that names Mr. LaPorta as an insured under such policies for a period of six (6) years following the date of this Agreement at a level (including, but not limited to, amounts, deductibles, scope and exclusions) commensurate with that which is then applicable to GCAC’s most senior executives and directors; provided that GCAC may substitute therefor a single premium tail coverage with respect to such directors’ and officers’ liability insurance at a level (including, but not limited to, amounts, deductibles, scope and exclusions) at least as favorable as in the existing policies of GCAC. GCAC shall provide Mr. LaPorta with all indemnification rights to which Mr. LaPorta was entitled to receive as an officer or director of GCAC or any affiliate thereof under any charter or organizational documents of GCAC (or any affiliate thereof), under applicable law and/or under the Indemnification Agreement, dated as of October 3, 2007, between GCAC and Mr. LaPorta (the “Indemnification Agreement”). Nothing herein constitutes or shall be construed to be a limitation on the release provided in Section 2 hereof.
     (g) Mr. LaPorta agrees and acknowledges that, other than as specified in this Section 1 or Section 1 of the HCAM Settlement Agreement: (x) GCAC has paid him for all salary, wages, overtime, bonuses, fees, payments, and any other compensation and benefits due to Mr. LaPorta, if any, and has paid Mr. LaPorta for all incurred reimbursable expenses, if any, whether due under the GCAC Employment Agreement or otherwise, owed by GCAC or any of the GCAC Releasees (as defined in Section 2(a)); (y) Mr. LaPorta has no right to any further salary, wages, overtime, bonus, fee, payment, or other compensation or benefit, to the reimbursement of any further expenses, or to the reimbursement or payment of any of Mr. LaPorta’s attorneys’ fees from GCAC or any of the GCAC Releasees; and (z) Mr. LaPorta has no ownership, partnership, or other interest in GCAC or any GCAC Releasee. Nothing herein shall be deemed to affect Mr. LaPorta’s vested rights, if any, in any 401(k) or other retirement programs.
     (h) Mr. LaPorta agrees and acknowledges that: (x) Mr. LaPorta shall return all GCAC property, including, but not limited to, any and all documents relating to GCAC and its business and any property belonging to GCAC, within four (4) business days of the date of this Agreement, to GCAC’s office at 1370 Avenue of the Americas, 28th Floor, New York, New York 10019 and (y) he has no continuing right to be provided by GCAC with office space, a company credit card, or any other incidentals to employment, other than as specified in this Section 1 or Section 1 of the HCAM Settlement Agreement.
     (i) Mr. LaPorta agrees and acknowledges that his non-solicitation obligations under the GCAC Employment Agreement survive this Agreement and the termination of the GCAC Employment Agreement. Mr. LaPorta further agrees that he shall hold in confidence all confidential information relating to the business and affairs of GCAC and any other GCAC Releasee and will not disclose any such confidential information to any person except with the specific prior written consent of GCAC or as otherwise may be required by law.
     (j) Mr. LaPorta represents and warrants that he alone is responsible for all taxes, if any, owed by Mr. LaPorta in connection with: (x) any payments or transfers to, or for the benefit of, Mr. LaPorta pursuant to this Section 1; and (y) the GCAC Option, the Director Shares, and the GCAC Warrants. Mr. LaPorta shall indemnify, and hereby agrees to indemnify, GCAC fully in connection with any failure to pay any such taxes.
     2. LaPorta Release.
     (a) In consideration of the covenants set forth in this Agreement, and except as expressly set forth herein, Mr. LaPorta for himself, his heirs, executors, successors and assigns (collectively the “LaPorta Releasors”) hereby knowingly and voluntarily releases, absolves and discharges GCAC and each of its past, present and future officers, partners, attorneys, agents, administrators, employee benefits plans or funds and the fiduciaries thereof, directors, employees, shareholders, affiliates, representatives, or assigns and successors, past and present, including but not limited to Jason N. Ader, Andrew Nelson, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau, Marc Soloway and Steven Westly (collectively the “GCAC Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown (collectively, “Claims”), that any of the LaPorta Releasors may have or ever has had against the GCAC Releasees from the beginning of time to the date of this Agreement, including, but not limited to, any such Claims arising out of, but not limited to, any right of Mr. LaPorta or of any person arising under any law, statute, constitution, regulation, ordinance, duty, contract, covenant, or order, or any liability in connection with his employment with GCAC, arising under or in connection with the GCAC Employment Agreement or the LaPorta Letters, or for any act of age discrimination or other impermissible form of harassment, retaliation or discrimination by the GCAC Releasees against Mr. LaPorta or any other person, as prohibited by any state or federal statute or common law, including, but not limited to, the Age Discrimination in Employment Act of 1967, the whistleblower provision of the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act of 1977, the Employee Retirement Income Act of 1974, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12940 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., the California Labor Code, and the California Constitution, each as amended (the “LaPorta Released Matters”). In addition to the above, the LaPorta Released Matters include, but are not limited to, Claims for employment discrimination, wrongful termination, retaliation, constructive termination, violation of public policy, California Labor Code violations, breach of any express or implied contract, promissory estoppel, unjust enrichment, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, slander, libel, defamation and invasion of privacy. Each and all of the aforesaid Claims are hereby fully and finally settled, compromised and released. Notwithstanding the aforementioned provision, nothing herein shall preclude Mr. LaPorta from cooperating with any investigation by the Equal Employment Opportunity Commission or any other agency responsible for enforcement of employment laws; provided, however, that Mr. LaPorta shall not be entitled to any personal recovery as a result of any such action. Notwithstanding anything to the contrary in this Section 2(a), the LaPorta Released Matters do not include, and do not effect a release of, any Claims that Mr. LaPorta may have arising from a breach of this Agreement or that cannot be released or waived under applicable law, such as the California Workers’ Compensation Act, his rights to indemnification under any applicable law (including, but not limited to, California Labor Code Section 2802), GCAC’s Amended and Restated Certificate of Incorporation, the Indemnification Agreement, or as acknowledged in Section 1(f), or to vested accrued benefits earned under an employee benefit plan maintained by GCAC and governed by the Employee Retirement Income Security Act of 1974.
     (b) Mr. LaPorta further understands, acknowledges, and agrees that:
          (1) This Section 2(b) constitutes a voluntary waiver of any and all substantive rights and claims Mr. LaPorta has against the GCAC Releasees as of the date of this Agreement arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq. (the “ADEA”);
          (2) Mr. LaPorta is waiving his substantive rights with respect to the LaPorta Released Matters, including, but not limited to, his rights or claims under the ADEA, in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;
          (3) Mr. LaPorta is hereby advised that he may consult and confirms that he has consulted with an attorney of his choosing concerning this Agreement prior to executing it;

          (4) Mr. LaPorta has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty-one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty-one (21) days; and
          (5) Mr. LaPorta may revoke this Section 2(b) of this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Section 2(b) of the Agreement shall not become effective or enforceable until such revocation period has expired. Mr. LaPorta understands and agrees that should he choose to exercise his revocation rights he will not receive the cash payment and securities set forth in Section 1 of this Agreement.
     3. GCAC Release.
     In consideration of the covenants set forth in this Agreement, GCAC, for and on behalf of itself and each of its respective past, present and future officers, partners, agents, attorneys, administrators, employee benefits plans or funds and the fiduciaries thereof, directors, employees, shareholders, affiliates, representatives, or assigns and successors, in their capacities as such, including but not limited to Jason N. Ader, Andrew Nelson, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau, Marc Soloway and Steven Westly (collectively the “GCAC Releasors”) hereby knowingly and voluntarily release, absolve and discharge Mr. LaPorta, his heirs, successors and assigns (collectively the “LaPorta Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that any of the GCAC Releasors may have or ever has had against the LaPorta Releasees from the beginning of time to the date of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, but not limited to, any right of GCAC arising under any law, statute, constitution, regulation, ordinance, duty, contract, covenant, or order, or any liability in connection with Mr. LaPorta’s employment or service as a director with GCAC or arising under or in connection with the GCAC Employment Agreement (the “GCAC Released Matters”). Each and all of the GCAC Released Matters are hereby fully and finally settled, compromised and released; provided, however; that the GCAC Releasors do not release and the GCAC Released Matters shall not include any claims of theft or fraud by Mr. LaPorta.
     4. Unknown Claims.
     With respect to the LaPorta Released Matters and the GCAC Released Matters, each of Mr. LaPorta and GCAC acknowledges and agrees that there is a risk that subsequent to their respective execution of this Agreement, either will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with Mr. LaPorta’s employment with GCAC or the termination thereof, but that is unknown or unanticipated as of the date of this Agreement. Each of Mr. LaPorta and GCAC does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with Mr. LaPorta’s employment with GCAC or the termination thereof, as well as those currently known or anticipated, except as otherwise expressly stated herein. Accordingly, each of Mr. LaPorta and

GCAC acknowledges that he or it has read the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR
and that, after consultation with its own counsel, each of the Parties hereby expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542 and any and all provisions, rights, and benefits of any federal, state, or foreign law, rule or common-law doctrine that is similar, comparable, equivalent, or identical to, or which has the effect of, California Civil Code Section 1542, and furthermore waives any rights that he or it may have to invoke said provisions now or in the future with respect to the LaPorta Released Matters or the GCAC Released Matters, as applicable.
     5. No Lawsuits.
     (a) Mr. LaPorta represents and agrees that, prior to the date of this Agreement, Mr. LaPorta has not filed or submitted any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against GCAC or any other GCAC Releasee asserting any LaPorta Released Matters.
     (b) GCAC represents and agrees that, prior to the date of this Agreement, neither GCAC, nor any GCAC Releasor has filed or submitted any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against Mr. LaPorta or any LaPorta Releasee asserting any GCAC Released Matters.
     6. Effective Date of This Agreement.
     This Agreement shall become effective on the “Effective Date,” which shall be the eighth calendar day after GCAC receives a copy of this Agreement executed by Mr. LaPorta, provided that Mr. LaPorta has not revoked this Agreement before such date pursuant to Section 2(b)(5) above and Mr. LaPorta and HCAM have each executed the HCAM Settlement Agreement.
     7. Non-Admission of Any Wrongdoing.
     It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of: (i) any violation by Mr. LaPorta, the LaPorta Releasees, GCAC, or the GCAC Releasees of any federal, state or municipal law, statute or regulation, or principle of common law or equity; (ii) the commission by Mr. LaPorta, the LaPorta Releasees, GCAC, or any GCAC Releasee of any other actionable wrong; or (iii) any wrongdoing of any kind whatsoever on the part of Mr. LaPorta, the LaPorta Releasees, GCAC, or any GCAC Releasee, and shall not be offered or used for that purpose. In addition, Mr. LaPorta and GCAC agree that no Party is a prevailing party with respect to any claim, cause, proceeding or action with respect to any of the LaPorta Released Matters or GCAC Released

Matters. This settlement is of no precedential effect. Neither this Agreement, nor anything contained in it, shall be introduced in any proceeding, except to enforce this Agreement or to defend against any claim relating to the subject matter of the release contained herein or as required by court order, subpoena or other legal process. Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.
     8. Assumption of Risk; Investigation of Facts.
     (a) Each of Mr. LaPorta and GCAC hereby expressly assumes the risk of any mistake of fact or that the facts might be other than or different from the facts now known or believed to exist, and it is each of Mr. LaPorta’s and GCAC’s express intention to forever settle, adjust and compromise any and all disputes concerning the LaPorta Released Matters and the GCAC Released Matters, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.
     (b) In making and executing this Agreement, each of Mr. LaPorta and GCAC represents and warrants that he or it, as applicable, has made such investigation of the facts and the law pertaining to the matters described in this Agreement as he or it, as applicable, deems necessary, and each of Mr. LaPorta and GCAC has not relied upon any statement or representation, oral or written, made by any other party to this Agreement with regard to any of the facts involved in any dispute or possible dispute between or among the Parties, or with regard to any of his rights or asserted rights, or with regard to the advisability of making and executing this Agreement.
     9. Ownership of Claims.
     (a) Mr. LaPorta represents and warrants that no portion of any of the LaPorta Released Matters and no portion of any recovery or settlement to which Mr. LaPorta might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the GCAC Releasees or any of them because of any such purported assignment, subrogation or transfer, Mr. LaPorta agrees to indemnify and hold harmless the GCAC Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.
     (b) GCAC represents and warrants that no portion of any of the GCAC Released Matters and no portion of any recovery or settlement to which GCAC might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the LaPorta Releasees or any of them because of any such purported assignment, subrogation or transfer, GCAC agrees to indemnify and hold harmless the LaPorta Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

     10. Representations.
     Each of the Parties represents and agrees that no promises, statements or inducements have been made to him or it that has caused him or it to sign this Agreement other than those expressly stated in this Agreement.
     11. Successors.
     This Agreement shall be binding upon each of Mr. LaPorta and GCAC and upon each of their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the LaPorta Releasees and the GCAC Releasees and to their parents, subsidiaries, heirs, administrators, representatives, executors, successors and assigns, and each of their officers, directors, employees, stockholders and any other GCAC Releasee.
     12. Severability.
     Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     13. Governing Law; Venue.
     (a) This Agreement is made and entered into in the State of California.
     (b) This Agreement shall be interpreted, enforced and governed under the laws of California without giving effect to the principles of conflict of laws.
     (c) Any legal action brought hereunder or in connection herewith shall be brought in the federal or state courts located within the County of San Francisco, California and, to the fullest extent permitted by applicable law, any right of either Party to trial by jury with respect to any claim or action arising out of this Agreement is waived.
     14. Proper Construction.
     (a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. The Parties have cooperated in the drafting and preparation of this Agreement and this Agreement shall not be construed more favorably for or against any of the Parties.
     (b) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
     (c) The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

     15. Entire Agreement.
     This Agreement (and any other written agreement to the extent expressly referenced herein, including, but not limited to, the Lock-Up Agreement, the Indemnification Agreement and GCAC’s Amended and Restated Certificate of Incorporation) constitutes the entire agreement between and among the Parties pertaining to Mr. LaPorta’s employment and termination thereof with GCAC and is the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the Parties, oral and written, express or implied, including but not limited to the GCAC Employment Agreement, are hereby superseded and merged herein, except to the extent provisions of the GCAC Employment Agreement survive termination as specifically stated herein. The terms of this Agreement govern if any provision of this Agreement conflicts or is inconsistent with a previous agreement.
     16. Execution in Counterparts.
     This Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the same force and effect of an original signature.
     17. Amendment.
     This Agreement may not be modified, altered or changed except upon express written consent each of the Parties wherein specific reference is made to this Agreement.
     18. Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two (2) business days after being mailed by registered or certified mail (return receipt requested) to the Parties at the addresses identified on the first page of this Agreement (or at such other address for a Party as shall be specified by like notice) with a copy to the following counsel:
Notices under this Agreement to GCAC should have copies sent to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Facsimile: 212.969.2900
Attn: Peter J.W. Sherwin, Esq.
         Jeffrey A. Horwitz, Esq.
         Frank J. Lopez, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522

Facsimile: 917.777.2322
Attn: Paul Schnell, Esq.
Notices under this Agreement to Mr. LaPorta should have copies sent to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Facsimile: 415.984.8701
Attn: Debra Belaga, Esq.
[Signature page follows.]

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date hereof.

SCOTT LAPORTA GLOBAL CONSUMER ACQUISITION CORP.
By:
	Name:	Jason N. Ader
Title:

EXHIBIT A
LAPORTA INSTRUCTIONS
     All payments required to be made to Scott LaPorta pursuant to Section 1 of the Settlement Agreement and Mutual Release between Scott LaPorta and GCAC shall be delivered by wire transfer in accordance with the following instructions
     Send to:

Bank:	Wells Fargo, N.A.
Beneficiary:	Scott LaPorta
Account #:	7045653636
ABA Routing #:	121000248